Exhibit 10.6E

HOMETRUST BANK

EXECUTIVE SUPPLEMENTAL RETIREMENT INCOME

JOINDER AGREEMENT

HomeTrust Bank (the “Bank”) and H. Stanford Allen (the “Executive”) hereby agree, for good and valuable consideration, the value of which is hereby acknowledged, that the Executive shall participate in the Executive Supplemental Retirement Income Master Agreement (“Master Agreement”) established as of July 1, 1993, by the Bank as such Master Agreement may now exist or hereafter be modified.

ARTICLE I

BENEFIT

The Executive’s “Benefit Age” shall be the earliest of the date he attains age 60, his death or his disability (as defined in Section 409A of the Internal Revenue Code of 1986, as amended, or the Treasury regulations issues thereunder). Notwithstanding the foregoing, if the Executive is providing services to the Bank or any of its subsidiaries or affiliates at his Benefit Age, then his benefits shall not commence until after his termination of service in all capacities with the Bank, its subsidiaries and affiliates, other than as a director of the Bank and as a director of Cherryville Federal Savings & Loan Association, a partner bank of the Bank; provided however, if the Executive is a “specified employee” of the Bank, under Section 409A of the Internal Revenue Code of 1986, as amended, or the Treasury regulations thereunder, at the time of his employment termination, then benefit payments hereunder shall commence after the expiration of six months following employment termination. It is acknowledged by the parties to this Joinder Agreement that services to be performed by the Executive as a director of the Bank and as a director of Cherryville Federal Savings & Loan Association will, at all times while he is an employee of the Bank, require substantially less than 20% of the total time required for the performance of all of the Executive’s services to the Bank. The Executive’s monthly “Supplemental Retirement Income Benefit” shall be equal to 1/12 of his annual “Supplemental Retirement Income Benefit.” The Executive’s annual Supplemental Retirement Income Benefit will be equal to $84,500. The “Payout Period” shall be 240 months.

The Executive understands that his receipt (or his Beneficiary’s receipt) of the Supplemental Retirement Income Benefit (or Survivor’s Benefit) shall be subject to all provisions of the Master Agreement including Sections 2.1, 2.3, 2.4 and 2.6.

The Executive agrees and understands that he must complete three (3) years of employment with the Bank after becoming covered by this Agreement in order to become 100% vested in his Supplemental Retirement Income Benefit; provided he will become vested in 50% of his Supplemental Retirement Income Benefit at the expiration of the first calendar quarter following his commencement of employment with the Bank, if he is then employed by the Bank, and the remaining 50% of his Supplemental Retirement Income Benefit shall vest at the rate of 1/36 for each month of employment with the Bank after being covered by this Agreement. The Executive will become fully (100%) vested in his Supplemental Retirement Income Benefit if he should die or become disabled while employed by the Bank.

The Executive agrees that his entire Supplemental Retirement Income Benefit, or if in pay status, the entire remaining portion thereof, shall be subject to automatic and complete forfeiture if he violates any of the provisions of the Non-Compete Agreement set forth in Article II below.

The Executive hereby designates the following individuals as his “Beneficiary”. The Executive can subsequently change such designation by submitting to the Administrator, at any subsequent time, a written designation of the primary and secondary Beneficiaries to whom payment under the Master Agreement shall be made in the event of his death prior to complete distribution of the benefits due and payable under the Master Agreement. The Executive understands that any Beneficiary designation made subsequent to execution of this Joinder Agreement shall become effective only when receipt thereof is acknowledged in writing by the Administrator.

PRIMARY BENEFICIARY:

SECONDARY BENEFICIARY:

ARTICLE II

NON-COMPETE AGREEMENT

1. The Executive hereby covenants and agrees that during his service with the Bank or any of its subsidiaries or affiliates in any capacity whatsoever, and for a period of five years thereafter, he shall not:

(a) become an officer, employee, consultant, director, advisory director or trustee of, or provide services directly or indirectly in any capacity whatsoever to, any financial institution whose deposit accounts are insured by the Federal Deposit Insurance Corporation or the National Credit Union Administration (or any affiliate thereof or successor thereto), or any holding company, subsidiary or affiliate of any such entity (other than the Bank and its subsidiaries and affiliates) if such entity, its holding company or any of their respective subsidiaries or affiliates maintains an office or facility for the transaction of business in any state where the Bank or any of its subsidiaries or affiliates maintains an office or facility for the transaction of business (a “Competitor”).

(b) directly or indirectly, by disclosure of customers names to others, engage in the sale or marketing of deposit taking activities, loans, insurance products, investment products, investment advisory services or investment brokerage services (other than on behalf of the Bank, its subsidiaries and affiliates) to any person or entity who is known by the Executive to be a customer of the Bank or any of its subsidiaries or affiliates;

(c) directly or indirectly solicit or offer employment to any officer or employee of the Bank or any of its subsidiaries or affiliates, or take any action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of, or person or entity (including but not limited to customers and vendors) doing business with, the Bank or any of its subsidiaries or affiliates to terminate his, her or its employment or business relationship with the Bank or any of its subsidiaries or affiliates; provided this subparagraph shall not apply to any form of media advertising of general circulation or distribution which is not targeted to any officer and/or employee, or any group of officers and/or employees, of the Bank or any of its subsidiaries or affiliates;

(d) directly or indirectly provide any information, advice or recommendation with respect to any officer or employee of the Bank or any of its subsidiaries or affiliates to any Competitor, or any entity or person engaged in the sale or marketing of deposit taking activities, loans, insurance products, investment products, investment advisory services or investment brokerage services, or any direct or indirect subsidiary or affiliate of such entity or person, that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any such officer or employee to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, such Competitor or other entity or person; or

(e) directly or indirectly become an owner of outstanding capital stock or equity ownership interest in any Competitor, except that nothing herein shall preclude the Executive from owning not more than 1% of the outstanding capital stock or equity ownership interest in any entity that is publicly traded at the time he acquires his interest therein.

2. The Executive hereby further covenants and agrees at all times to keep in confidence, and to not, directly or indirectly, at any time disclose or use (except in the course of performing his duties on behalf of the Bank, its subsidiaries or affiliates) any trade secrets or confidential business or technical information of the Bank, its subsidiaries or affiliates or their respective customers or vendors (the “Confidential Information”), without limitation as to when or how the Executive may have acquired such information. The Confidential Information shall include, without limitation, business and marketing methods, policies, techniques, and strategies; compensation and benefit plans, programs and arrangements; research and development relating to products and services; customer and vendor information and contracts, methods of operation; business, financial and strategic plans; financial information; and human resources policies, practices and procedures. The Confidential Information shall not include information that is or becomes publicly available other than as a result of disclosure by the Executive. The Executive specifically acknowledges that the Confidential Information derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been put forth by the Bank, its subsidiaries and affiliates to maintain the secrecy of such information, that such information is the sole property of the Bank, its subsidiaries and affiliates and that any retention and use of such information during or after the Executive’s service with the Bank, its subsidiaries and affiliates (except in the course of performing his duties on behalf of the Bank, its subsidiaries or affiliates) shall constitute a violation of this paragraph 2 and a misappropriation of the Confidential Information. The Executive further agrees that upon his cessation of service he will return to the Bank, its subsidiaries and affiliates, in good condition, all property of the Bank, its subsidiaries and affiliates including, without limitation, the. Confidential Information. In the event that any such property is not so returned, the Bank shall have the right to charge the Executive for all reasonable damages, costs, attorney’s fees and other expenses incurred in searching for, taking, removing. and/or recovering such property. In the event that the Executive is advised in writing by his legal counsel that he is required by subpoena or other legal process to disclose any of the Confidential Information, the Executive shall promptly notify the Bank of this situation and shall promptly provide the Bank with a copy of the written advice of legal counsel so that the Bank or one of its subsidiaries or affiliates may seek a protective order or other appropriate remedy. If a protective order or other appropriate remedy is not obtained in a reasonable period of time, the Executive may furnish only that portion of the Confidential Information that he is advised by legal counsel is legally required.

3. If the period of time set forth in paragraph 1 of this Article II should be adjudged to be unreasonable by any court of competent jurisdiction, then the court making such judgment shall have the power to reduce the period of time by such number of months as is required so that such restriction may be enforced for such time as is adjudged to be reasonable. Similarly, if any other portion of this Article II is adjudged to be unreasonable by any court of competent jurisdiction, then the court making such judgment shall have the power to, and shall, reduce such scope or restriction so that it shall extend to the maximum extent permissible under the law and no further.

4. The Executive acknowledges that the restraints placed upon him under this Article II are fair and reasonable under the circumstances and that if he should commit a breach of any of the provisions thereof the Bank’s remedies at law would be inadequate to compensate it for its damages. The parties agree that in the event of any breach by the Executive of any of the provisions of this Article II, then he shall forfeit all benefits, or remaining benefits, under Article I of this Joinder Agreement and the Master Agreement. In addition thereto, the Bank shall be entitled to (i) injunctive relief and (ii) such other relief as is available at law or in equity. Any dispute or controversy arising under or in connection with this Joinder Agreement or the Master Agreement that seeks solely monetary damages (i.e., does not seek any form of equitable relief such as an injunction) shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association as then in effect in Asheville, North Carolina. The arbitrator’s award shall be binding and conclusive upon the parties and judgment may be entered on the arbitrator’s award in any court having jurisdiction. In the event of any judicial or arbitration proceeding between the Executive and the Bank, or any of the Bank’s subsidiaries or affiliates, under this Joinder Agreement or the Master Agreement, the prevailing party in such action shall be entitled to recover reasonable fees and disbursements of his or its counsel (plus any costs) incurred by such prevailing party in connection with such proceeding from the other party, provided the amount thereof in any and all such proceedings shall not exceed $25,000. Moreover, if the Executive has violated any of the provisions of paragraph 1 of this Article II, the Bank’s right to injunctive relief shall include, without limitation, the imposition of an additional period of time during which the Executive will be required to comply with the provisions of paragraph 1 of this Article II, which period of time shall not be less than the period of time the Executive was in violation of the provisions thereof. If the Bank or any of its subsidiaries or affiliates is required in any injunction proceeding to post a bond, the parties agree that it shall be in a nominal amount.

ARTICLE III

ACKNOWLEDGEMENT

The Executive acknowledges that he has been provided with a copy of the Master Agreement prior to his execution of this Joinder Agreement. If the Master Agreement is subsequently modified or amended, the Administrator shall provide the Executive with a copy of the Master Agreement, as so modified or amended.

THIS JOINDER AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

This document constitutes an individual agreement with an employee and not a “plan” or a “benefit plan” for accounting purposes. The document shall be administered and interpreted accordingly.

/s/ H. Stanford Allen	9-30-2010
H. Stanford Allen	(Date)

HomeTrust Bank

By	/s/ F. Ed Broadwell, Jr.	/s/ Dana L. Stonestreet	9/30/2010
	(Bank’s duly authorized Officer)	(Attest)	(Date)

HOMETRUST BANK

EXECUTIVE SUPPLEMENTAL RETIREMENT INCOME

JOINDER AGREEMENT #2 FOR H. STANFORD ALLEN.

HomeTrust Bank (the “Bank”) and H. Stanford Allen (the “Executive”) hereby agree, for good and valuable consideration, the value of which is hereby acknowledged, that the Executive, who currently is a participant in the Executive Supplemental Retirement Income Master Agreement (“Master Agreement”) established as of July 1, 1993, by the Bank (as such Master Agreement may now exist or hereafter be modified), shall be entitled to a separate additional retirement income benefit (the “Separate Retirement Income Benefit”) under this Joinder Agreement #2 pursuant to the Master Agreement that is in addition to, and separate and distinct from, the Supplemental Retirement Income Benefit provided to the Executive pursuant to the Master Agreement as reflected in Joinder Agreement dated September 30, 2010 (“Joinder Agreement #1”). This Joinder Agreement #2 shall become effective as of September 1, 2011.

The Separate Retirement Income Benefit is granted by the Bank in cancellation and termination of the Executive’s right to participate in the Director Emeritus Plan of the Bank pursuant to the Director Emeritus Plan Joinder Agreement dated September 28, 2010. Accordingly, the parties agree that the Executive’s participation in the Director Emeritus Plan of the Bank with respect to that Joinder Agreement shall terminate and cease as of September 1, 2011, and that he shall not be entitled to any benefits under such Director Emeritus Plan with respect to that Joinder Agreement.

The Separate Retirement Income Benefit under this Joinder Agreement #2 shall be a monthly amount of $3,625.00 for a period of 180 months, commencing on the first day of the month after the later of (i) the Executive attaining age 65 or (ii) the Executive’s Termination Date (as defined below); provided if the Executive dies or his termination of service in all capacities (without any exceptions) is due to disability within the meaning of Section 409 A of the Internal Revenue Code of 1986, as amended, or the regulations thereunder (together “Section 409A”), in either case prior to his attaining age 65, then monthly benefits will commence under this Joinder Agreement #2 on the first day of the month next following such event.

For the purposes hereof, the “Executive’s Termination Date” means the date the Executive experiences a “separation from service”, as that phrase is defined under Section 409A, from the Bank, its affiliates and subsidiaries, other than as a director of Cherryville Federal Bank, a partner of the Bank (“Cherryville”). Notwithstanding the foregoing, if the Executive’s continued providing of director services for Cherryville would cause him to not experience a “separation from service” within the meaning of Section 409A, then the Termination Date shall be the date the Executive ceases providing director services to Cherryville. If the Executive is a “specified employee” (as defined under Section 409A) as of his Termination Date, and (i) he is entitled to commencement of his benefits under this Joinder Agreement #2 immediately following or within six months following his Termination Date and (ii) his termination of service in all capacities was not due to death or disability within the meaning of Section 409A, then benefit payments hereunder shall commence after the expiration of six months following his Termination Date.

In the event of the death of the Executive prior to his receipt of 180 monthly benefit payments under this Joinder Agreement #2, then the remaining monthly installments will be paid to his Beneficiary or in the absence of such designation as provided under the Master Agreement.

The Executive hereby designates the following as his “Beneficiary” of the Separate Retirement Income Benefit provided under this Joinder Agreement #2. The Executive is aware that he can subsequently change such designation by submitting to the Administrator, at any subsequent time, a new written designation of primary and secondary Beneficiaries to whom payment shall be made in the event of the Executive’s death prior to complete distribution of the Separate Retirement Income Benefit under this Joinder Agreement #2. The Executive understands that any Beneficiary designation made subsequent to execution of this Joinder Agreement #2 relating to the Separate Retirement Income Benefit shall become effective only when receipt thereof is acknowledged in writing by the Administrator.

PRIMARY BENEFICIARY:

SECONDARY BENEFICIARY:

This Joinder Agreement #2 has been executed by the parties on this 17th day of October, 2011 (but effective September 1, 2011).

/s/ H. Stanford Allen	10/17/2011
Sidney A. Biesecker	(Date)

HomeTrust Bank

By	/s/ F. Ed Broadwell, Jr.	10/17/2011
	F. Ed Broadwell, Jr. Chairman/CEO	(Date)

ATTEST:

By	/s/ Dana L. Stonestreet	10/17/11
	Dana L. Stonestreet President/COO	(Date)

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